Exhibit 99

Marriott International Elects Sean Tresvant to Board of Directors

BETHESDA, MD, January, 21, 2025 – The board of directors of Marriott International, Inc. (NASDAQ: MAR) today announced the election of Sean Tresvant, Chief Executive Officer of Taco Bell Corp., a wholly owned subsidiary of Yum! Brands, Inc., as an independent director of the company, effective February 12, 2025. Mr. Tresvant is expected to be included in the company’s slate of nominees for election at its upcoming 2025 annual meeting of stockholders.

“We are thrilled to welcome Sean to Marriott’s board of directors,” said David Marriott, Chairman of the Board for Marriott International. “In his time at Taco Bell, Sean has overseen some of the company’s most innovative transformations. He expanded Taco Bell’s presence both domestically and internationally, raised brand awareness through successful initiatives like Taco Bell’s Taco Tuesday, and has grown the company’s in-store and digital sales while strengthening and deepening its brand loyalty and franchise network. Sean’s leadership has helped the company focus on continuous growth while keeping culture front of mind—taking care of associates, customers, franchisees, and the communities they serve. As Marriott focuses on innovating for the future, Sean will be a valuable addition to our board.”

As the CEO of Taco Bell, Mr. Tresvant drives growth strategies, franchise operations, and overall company performance. He is transforming the business and accelerating profitable growth while keeping social impact at the core of the brand. Mr. Tresvant also holds the position of Vice Chairman of the Taco Bell Foundation and is a founding member of the Black Executive CMO Alliance (BECA) where he advocates for opportunity and access for Black marketing professionals. Before joining Taco Bell, Mr. Tresvant spent over 15 years at Nike, culminating in the role of Chief Marketing Officer for the Jordan Brand. There, he was responsible for overseeing and setting the consumer journey and execution of brand campaigns, product marketing, creative collaborations, athlete sponsorships, and omni-channel marketplace design. He also held positions at Time Inc.’s Sports Illustrated brand and PepsiCo.

Born and raised in Seattle, Mr. Tresvant received his MBA from Seattle University and his BA and MA in Communications from Washington State University, where he also played basketball for the Cougars.

With the election of Mr. Tresvant, the Marriott International board will expand to 13 directors, 10 of whom are independent. The members of Marriott International’s board of directors will be:

•	David S. Marriott, Chairman of the Board; Former President, U.S. Full Service Managed by Marriott, Marriott International, Inc.

•	Anthony G. Capuano, President and Chief Executive Officer, Marriott International, Inc.

•	Isabella D. Goren, Former Chief Financial Officer, American Airlines, Inc. and AMR Corporation

•	Deborah Marriott Harrison, Global Cultural Ambassador Emeritus, Marriott International, Inc.

•	Frederick A. Henderson, Marriott International’s Lead Director; Former Chairman and Chief Executive Officer, SunCoke Energy, Inc.

•	Lauren R. Hobart, President and Chief Executive Officer, DICK’S Sporting Goods

•	Debra L. Lee, Former Chairman and Chief Executive Officer, BET Networks

•	Aylwin B. Lewis, Former Chairman, President and Chief Executive Officer, Potbelly Corporation

•	Margaret M. McCarthy, Former Executive Vice President, CVS Health Corporation

•	Grant F. Reid, Former President and Chief Executive Officer, Mars, Incorporated

•	Horacio D. Rozanski, Chairman, Chief Executive Officer and President, Booz Allen Hamilton Inc.

•	Susan C. Schwab, Professor Emerita, University of Maryland and Former U.S. Trade Representative

•	Sean C. Tresvant, Chief Executive Officer, Taco Bell Corp.

NOTE ON FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements related to the anticipated benefits of the addition of Mr. Tresvant to the board; expected director nominees for election at the company’s upcoming 2025 annual meeting of stockholders; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including the risk factors that we describe in our U.S. Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of the date of this press release and undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MARRIOTT INTERNATIONAL, INC.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of nearly 9,100 properties across more than 30 leading brands in 142 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy®, its highly awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on X and Instagram.

Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on its investor relations website at www.marriott.com/investor or Marriott’s news center website at www.marriottnewscenter.com, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

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Media Contact

Christin Fernandez

(202) 853-6263

Christin.Fernandez@marriott.com

Investor Relations Contact

Jackie Burka McConagha

(301) 380-5126

Jackie.Burka@marriott.com